Exhibit 99.1

FOR IMMEDIATE RELEASE

SECOND SIGHT ANNOUNCES EXCLUSIVE AGREEMENT WITH
TECNOSALUD TO BRING THE ARGUS II RETINAL PROSTHESIS TO
ARGENTINA

SYLMAR, Calif.—February 9, 2016— Second Sight Medical Products, Inc. ("Second Sight" or "the Company") (Nasdaq:EYES), a developer, manufacturer and marketer of implantable visual prosthetics to restore some useful vision to blind patients, today announced plans to expand into South America by signing an exclusive agreement with Tecnosalud to distribute the Argus® II Retinal Prosthesis System ("Argus II") in Argentina.

"We are excited to partner with Tecnosalud for our expansion efforts to South America. Fourteen years ago, Tecnosalud took a cutting edge technology in Argentina, the cochlear implant, and became the number one distributor for Cochlear Ltd. in South America. Their experience in bringing new high-value medical technologies to the market includes expertise in navigating the national health system, which covers the cost of care for those with disabilities. We believe this makes Tecnosalud the ideal distributor in Argentina and that they can be just as successful with the Argus II,” said Will McGuire, President and CEO of Second Sight.

Tecnosalud will be responsible for executing in-country management of all aspects of Second Sight's technology, including sales, marketing, national reimbursement, surgical and technical support.

“We at Tecnosalud are dedicated to bringing new high-value medical technologies to Argentina to improve the lives of our people. Over the years, we have helped restore hearing to those who were deaf. Now, we hope to restore sight to those who are blind with this incredible technology,” said Javier Brizuela, President of Tecnosalud.

Tecnosalud, located in Buenos Aires, is the largest distributor of cochlear implants and accessories in South America and the exclusive partner of Cochlear Ltd. for the past 14 years servicing the hearing impaired.

The Argus II is a device that induces visual perception in blind individuals with retinitis pigmentosa (RP) by providing electrical pulses to stimulate the retina's remaining cells, resulting in a perception of light patterns in the brain. Patients learn to interpret these light patterns to enhance their daily lives and visual function in a sighted world. There are an estimated 10,000 individuals in Argentina who are blind due to RP, with an additional 200 people newly diagnosed each year.

Future enhancements to the Argus II will focus on external hardware improvements and software upgrades so that current Argus II users may benefit from the continually advancing technology.

About the Argus® II Retinal Prosthesis System

Second Sight's Argus II System provides electrical stimulation that bypasses the defunct retinal cells and stimulates remaining viable cells inducing visual perception in individuals with severe to profound retinitis pigmentosa. The Argus II works by converting images captured by a miniature video camera mounted on the patient's glasses into a series of small electrical pulses, which are transmitted wirelessly to an array of electrodes implanted on the surface of the retina. These pulses are intended to stimulate the retina's remaining cells, resulting in the perception of patterns of light in the brain. The patient then learns to interpret these visual patterns, thereby regaining some visual function. The Argus II is the first artificial retina to receive widespread approval, and is offered at approved centers in Canada, France, Germany, Italy, Netherlands, Saudi Arabia, Spain, Switzerland, Turkey, United Kingdom, the United States and now Argentina.

About Second Sight

Second Sight Medical Products, Inc. was founded in 1998 to create a retinal prosthesis to provide sight to patients blinded from outer retinal degenerations such as RP. Second Sight's mission is to develop, manufacture, and market innovative implantable visual prosthetics to enable blind individuals to achieve greater independence. Clinical trials are currently underway to test the safety and efficacy of the Argus II in patients with Dry Age-Related Macular Degeneration (AMD). Second Sight is also developing the Orion™ I Visual Cortical Prosthesis to restore some vision to individuals who are blind due to causes other those currently treated by Argus II or other therapies. Second Sight's headquarters are in Sylmar, California, and its European Headquarters are in Lausanne, Switzerland. For more information, visit www.secondsight.com.

About Tecnosalud

Tecnosalud S.A, established in 1996, is a distributor of minimally invasive therapeutic technologies and is located in Buenos Aires with technical support centers in key cities across Argentina.

Safe Harbor

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange and Exchange Act of 1934, as amended, that are intended to be covered by the "safe harbor" created by those sections. All statements in this release that are not based on historical fact are "forward looking statements." These statements may be identified by words such as "estimates," "anticipates," "projects," "plans," or "planned," "seeks," "may," "will," "expects," "intends," "believes," "should" and similar expressions or the negative versions thereof and which also may be identified by their context. All statements that address operating performance or events or developments that Second Sight expects or anticipates will occur in the future are forward-looking statements. While management has based any forward looking statements included in this release on its current expectations, the information on which such expectations were based may change. Forward-looking statements involve inherent risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, as a result of various factors including those risks and uncertainties described in the Risk Factors and in Management's Discussion and Analysis of Financial Condition and Results of Operations sections of our Annual Report on Form 10-K as filed on March 17, 2015 and our other reports filed from time to time with the Securities and Exchange Commission. We urge you to consider those risks and uncertainties in evaluating our forward-looking statements. We caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Except as otherwise required by the federal securities laws, we disclaim any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein (or elsewhere) to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

CONTACT:

For Patient Inquiries:

•	Argus II hotline:

 International: 1 (818) 833-5027

US (toll free): 1 (855) 756-3703

-or - patients@secondsight.com

Investor Relations Contacts:

Institutional Investors
In-Site Communications, Inc.

Lisa Wilson, President

T: 212-452-2793
E: lwilson@insitecony.com

or

Retail Investors
MZ North America
Matt Hayden, Chairman
T: 949-259-4896E: matt.hayden@mzgroup.us

Media Relations:

•	Pascale Communications, LLC

Allison Potter

T: +1-412-228-1678

E: allison@pascalecommunications.com

Tecnosalud S.A.

Avenida General Paz 640

Buenos Aires

C1429 ELT

ARGENTINA

www.tecnosalud.com.ar

Javier A. Brizuela	Edward R. LeMoure
President	Executive Director
T: +54 223 552-0666	T: +1-305-215-6377
E: javier@tecnosalud.com.ar	E: edlemoure@gmail.com